Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Varonis Systems, Inc. (the “Company”) pertaining to the Company’s 2015 Employee Stock Purchase Plan and the Company’s 2013 Omnibus Equity Incentive Plan, of our report dated February 11, 2020, with respect to the consolidated financial statements of the Company and our report on the effectiveness of the Company’s internal control over financial reporting, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
January 19, 2021	Kost Forer Gabbay & Kasierer
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